Exhibit 10.4

SECOND AMENDED AND RESTATED CONVERTIBLE DEBENTURE

AS DESCRIBED IN THE AMENDED SUBSCRIPTION AGREEMENT, THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS (“BLUE SKY LAWS”). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL SATISFACTORY TO THE BORROWER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND BLUE SKY LAWS.

$1,801,783	September 15, 2022
(includes capitalized interest)

WHEREAS, on October 22, 2018, CLS Holdings USA, Inc, a Nevada corporation (the “Maker” or the “Company”) and Navy Capital Green Co-Invest Fund, LLC (the “Purchaser”) executed a Subscription Agreement (the “Subscription Agreement”) whereby Purchaser agreed to purchase a Convertible Debenture in the principal amount of $4,000,000 from Maker (the “Original Debenture”);

WHEREAS, on October 31, 2018, Maker executed the Original Debenture in favor of the Purchaser, which was amended on July 26, 2019 pursuant to a First Amendment to Convertible Debenture and form of warrant between Maker and Purchaser;

WHEREAS, on April 15, 2021, the Maker and the Purchaser executed the First Amendment to Subscription Agreement (the “First Amendment to Subscription Agreement and the Subscription Agreement are together referred to as the “Amended Subscription Agreement”);

WHEREAS, pursuant to the Amended Subscription Agreement, the Maker executed an Amended and Restated Debenture on April 15, 2021 (the “Amended and Restated Debenture”), which replaced the Original Debenture, and which, among other things, corrected a typographical error with respect to the name of the Purchaser in the Original Debenture, such that all references to Navy Capital Green International, Ltd. were replaced with Navy Capital Green Fund, L.P.;

WHEREAS, effective on September 15, 2022, the Maker and the Purchaser executed the Second Amendment to Subscription Agreement (the “Second Amendment to Subscription Agreement, and together with the First Amendment to Subscription Agreement and the Subscription Agreement, the “Second Amended Subscription Agreement”) and a portion of the amounts due under the Amended and Restated Debenture were converted into the Maker’s Units;

WHEREAS, pursuant to the Second Amended Subscription Agreement, the Maker and the Purchaser now wish to amend and restate the Amended and Restated Debenture, which Second Amended and Restated Debenture shall replace the Amended and Restated Debenture in all respects, as follows:

FOR VALUE RECEIVED, Maker, under the terms of this Second Amended and Restated Convertible Debenture (the “Debenture”) promises to pay to the order of Navy Capital Green Fund, L.P. (“Purchaser”), by check, in lawful money of the United States of America and in immediately available funds, the principal amount of $1,801,783 (the “Remaining Principal Amount”), together with such interest on the Remaining Principal Amount as provided for below on the following dates: (i) December 31, 2023 for 50% of the principal amount of the Debenture outstanding hereunder; and (ii) December 31, 2024 for the remainder of the amounts outstanding hereunder (the “Maturity Date”), if not sooner indefeasibly paid in full.

Interest payable on the Remaining Principal Amount (including all PIK Amounts (as defined below) added thereto, the “Principal Amount”) shall accrue at a rate per annum equal to eight percent (8%) (the “Contract Rate”). Interest accruing from July 1, 2022 until December 31, 2024 shall be (i) calculated on the basis of a 360 day year, and (ii) payable as follows: (a) one-third of the total scheduled accrued interest shall be paid on December 31, 2023, and (b) the balance of the accrued interest accruing on or prior to the Maturity Date shall be paid on December 31, 2024 (each, an Interest Payment Date”).  The Purchaser acknowledges that except as set forth in the preceding sentence, all interest accrued prior to the date hereof has been paid in full. For certainty, interest shall be calculated based on the outstanding Principal Amount on the date hereof, which balance, solely for purposes of the interest computation, shall not be reduced by the principal payment to be made on December 31, 2023. On any Interest Payment Date on or prior to June 30, 2020, interest on the Principal Amount of this Debenture at the Contract Rate that shall have accrued and shall remain unpaid as of such Interest Payment Date (for any Interest Payment Date, a “PIK Amount”) may, at the option of the Maker, be paid on such Interest Payment Date by addition of such PIK Amount to the then outstanding Principal Amount.  At the option of the Maker, the PIK Amounts added to the then-outstanding Principal Amount during such quarter may be evidenced by a note (a “PIK Note”) in form and substance determined by the Maker; provided, however, that such PIK Note shall not be necessary to evidence such portion of the Principal Amount nor shall the absence of such PIK Note relieve the Maker of its obligation to pay such portion of the Principal Amount to the Payee. Notwithstanding any other provision of this Debenture and the addition of any PIK Amount to the principal amount outstanding under this Debenture, the Maker may, in its sole discretion, pay any PIK Amount in cash on any Interest Payment Date without any premium or penalty.  All cash payments by the Companies of any PIK Amount that has been added to the principal amount of this Debenture shall be deducted from the Principal Amount.

Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Second Amended Subscription Agreement.

1.  Conversion.  At Purchaser’s option, at any time prior to the close of business on the earlier of (i) the last business day immediately prior to the Maturity Date; or (ii) the Redemption Date (as defined in the section 3 below), the Purchaser may choose to have all or part of the outstanding principal and accrued interest owing to Purchaser repaid in Units at a conversion rate equal to ten cents ($0.10) per Unit, as adjusted pursuant to Section 2 (the “Conversion Price”).  In the event Purchaser chooses to convert all or part of the outstanding principal and accrued interest into Units, Purchaser shall give written notice to Company of such conversion no less than fifteen (15) business days prior to such conversion, and shall surrender the original of this Debenture to the Company, after which Purchaser will have no further rights under this Debenture as to the converted principal and interest, except the right to receive certificates representing the components of the Units. Notwithstanding anything to the contrary in either the Second Amended Subscription Agreement or this Debenture, if at any time after six (6) months and one (1) day after the date of issuance of the Debenture (the “Closing Date”) the price of a Share on the exchange or trading platform on which the Shares are traded exceeds $0.20 (U.S.) for ten consecutive trading days (the “Mandatory Conversion Threshold”), the Company, on not less than thirty (30) days-notice (the end of such notice period, the “Forced Conversion Date”) to the Purchaser, may require conversion of this Debenture, in which case, following the Forced Conversion Date, interest shall cease to accrue on this Debenture and the Purchaser will have no further rights under this Debenture as to the converted principal and interest, except the right to receive certificates representing the components of the Units.

2.   Adjustment of Conversion Price and/or Mandatory Conversion Threshold.  The Conversion Price shall be subject to adjustment from time to time as follows:

(a)  If at any time after the date of this Debenture, the Company shall subdivide its outstanding Shares, the Conversion Price and Mandatory Conversion Threshold in effect immediately prior to such issuance or subdivision shall be proportionately reduced.  If the outstanding Shares shall be combined into a smaller number of shares, the Conversion Price and Mandatory Conversion Threshold in effect immediately prior to such combination shall be proportionately increased. The Conversion Price and Mandatory Conversion Threshold also shall be appropriately adjusted in the event of the subsequent issuance of Shares or securities convertible into Shares, by way of security dividend or distribution, the issuance of rights, options or warrants to all or substantially all the holders of Shares or the distribution of shares of any other class of shares, rights, options, warrants, evidences of indebtedness or assets.

(b)  Except as set forth herein, if at any time after the date of this Debenture, the Maker shall issue or sell Common Stock, or warrants or options exercisable for Common Stock, preferred stock convertible into Common Stock, or any other securities convertible into Common Stock, in a capital raising transaction, at a consideration per share, or exercise or conversion price per share, as applicable, less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price shall be reduced to such issuance price. For purposes of determining the issuance price, the amount of consideration paid upon issuance of the security and any additional consideration to be paid upon conversion or exercise of the same security shall be combined to determine the total issuance price. The following securities shall be excluded from the foregoing and shall not result in any change to the Conversion Price: (i) capital stock, options or convertible securities issued to directors, officers, employees or consultants of the Maker in connection with their service as directors of the Maker, their employment by the Maker or their retention as consultants by the Maker, (ii) shares of Common Stock issued upon the conversion or exercise of options or convertible securities that were issued and outstanding on the date immediately preceding the date of this Debenture, provided such securities are not amended after the date of this Debenture to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof (iii) securities issued pursuant to the Debenture and securities issued upon the exercise or conversion of those securities, (iv) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Debenture), and (v) capital stock, options or convertible securities issued as consideration for an acquisition or strategic transaction approved by a majority of the disinterested directors of the Maker, provided that any such issuance shall only be a person or entity (or to the equityholders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Maker and shall provide to the Maker additional benefits in addition to the investment of funds, but shall not, for the purposes of this clause (v), include a transaction in which the Maker is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(c) No adjustment in the Conversion Price and/or the number of shares of Common Stock subject to the Debenture need be made if such adjustment would result in a change in the Conversion Price of less than one cent ($0.01) or a change in the number of subject shares of less than one-tenth (1/10th) of a share.

(d)  Upon any adjustment of the Conversion Price hereunder, the Company will compute the adjustment and prepare and furnish to Purchaser a certificate setting forth such adjustment and showing in detail the facts upon which the adjustment is based.

3.	Redemption/Change in Control.

(a) The Purchaser may, upon not less than thirty (30) days-notice (the end of such notice period, the “Redemption Date”) to the Company following a “Change in Control” (as defined below), require the Company to repurchase the Debenture, in whole or in part, at a price (the “Redemption Price”) equal to 105% of the principal amount of the Debenture outstanding (including any accrued and unpaid interest) on the Redemption Date.

(b) If holders of ninety percent (90%) or more of the series of debentures of which this Debenture is a part have demanded to require the Company to repurchase their debentures following a Change in Control, the Purchaser agrees to allow the Company to repurchase this Debenture for the Redemption Price on the Redemption Date notwithstanding the fact that the Purchaser has not provided the notice described in section 3(a).

(c) Following the Redemption Date, interest shall cease to accrue on this Debenture and the Purchaser will have no further rights under this Debenture as to the converted principal and interest, except the right to receive the Redemption Price.

(d) A “Change in Control,” for purposes of this Debenture, means (i) any event as a result of or following which any person, or group of persons acting jointly or in concert within the meaning of applicable United States securities laws, beneficially owns or exercises control or direction over an aggregate of more than 50% of the then outstanding Shares; or (ii) the sale or other transfer of all or substantially all of the consolidated assets of the Company. A “Change in Control” does not include a (i) sale, merger, reorganization or other similar transaction if the previous holders of the Shares hold at least 50% of the voting shares of such merged, reorganized or other continuing entity, or (ii) the amendment of the Company’s convertible debentures occurring on the date hereof pursuant to which there will be a mandatory conversion of convertible debentures into Units by both Purchaser and its affiliates and by holders of other outstanding convertible debentures of the Company,

4.  Authorized Shares.  Until the Maturity Date, the Company shall maintain sufficient numbers of authorized and unissued Shares to permit the full exercise of the conversion of this Debenture and the exercise of any Warrant.

5.   Default.

5.1  Events of Default.  With respect to the Debenture, the following events are “Events of Default”:

(a)  Default by Company in the payment of principal on or any interest payable under the Debenture after fifteen (15) business days’ written notice from Purchaser following the date when the same is due and payable; or

(b)  Default in the due performance or observance of any other material covenant, agreement or provision in the Second Amended Subscription Agreement, or in this Debenture, to be performed or observed by Company, and such default shall have continued for a period of thirty (30) business days after written notice thereof to Company from Purchaser; or

(c)  the occurrence of any of the following:

(i)	the Company files a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the United States Bankruptcy Code (as now or in the future amended, the “Bankruptcy Code”);

(ii)	the Company makes a general assignment for the benefit of its creditors;

(iii)

the Company consents to the appointment of a receiver or trustee for all or a substantial part of the property of Company or approves as filed in good faith a petition filed against Company under the Bankruptcy Code; or

(iv)

the commencement of a proceeding or case, without the application or consent of Company, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Company or of all or any substantial part of its assets, or (iii) similar relief in respect of Company under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case set forth in (i), (ii), or (iii) above continues undismissed or uncontroverted, or an order, judgement or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of sixty (60) business days.

5.2  Acceleration.  If any one or more Events of Default described in Section 5.1 shall occur and be continuing, then Purchaser may, at Purchaser’s option and by written notice to Company, declare the unpaid balance of the Debenture owing to Purchaser to be forthwith due and payable.

6. This Debenture is an unsecured obligation of the Company and will rank pari passu in right of payment of principal and interest with all other unsecured obligations of the Company.

7.   Governing Law. This Debenture shall be governed by, and construed and enforced in accordance with, the laws of the state of Nevada, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

8.   Successors. The provisions of this Debenture shall inure to the benefit of and be binding on any successor of Purchaser. This Debenture cannot be assigned by any party hereto except as described in the Amended Subscription Agreement.

CLS Holdings, USA, Inc.,

a Nevada corporation

By: /s/ Andrew Glashow

Name: Andrew Glashow

Title: President and CEO